                                                                    Exhibit 12-A

                        Atlantic City Electric Company

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)
                             --------------------

                                                                        Year Ended December  31,
                                              --------------------------------------------------------------------------
                                                   2000           1999            1998           1997           1996
                                              -------------  --------------  -------------  -------------  -------------
Income before extraordinary item                 $ 54,434        $ 63,930       $ 30,276       $ 85,747       $ 75,017
                                              -------------  --------------  -------------  -------------  -------------

Income taxes                                       36,746          49,326         18,178         50,442         36,958
                                              -------------  --------------  -------------  -------------  -------------
Fixed charges:
   Interest on long-term debt
     including amortization of
     discount, premium and
     expense                                       76,178          60,562         63,940         64,501         64,847
   Other interest                                   4,518           3,837          3,435          3,574          4,019
   Preferred dividend requirements
     of subsidiary trusts                           7,619           7,634          6,052          5,775          1,428
                                              -------------  --------------  -------------  -------------  -------------
Total fixed charges                                88,315          72,033         73,427         73,850         70,294
                                              -------------  --------------  -------------  -------------  -------------
Earnings before extraordinary
   item, income taxes and
   fixed charges                                 $179,495        $185,289       $121,881       $210,039       $182,269
                                              =============  ==============  =============  =============  =============

Ratio of earnings to fixed charges                   2.03            2.57           1.66           2.84           2.59

For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of subsidiary trusts, and the estimated interest component of rentals.